Investors: David Gennarelli, 415-507-6033
david.gennarelli@autodesk.com

Press:    Stacy Doyle, 503-707-3861
stacy.doyle@autodesk.com

AUTODESK REPORTS STRONG FOURTH QUARTER RESULTS
New Model Subscription Additions Underscore Continued Progress on Business Model Transition

SAN RAFAEL, Calif., MARCH 2, 2017-- Autodesk, Inc. (NASDAQ: ADSK) today reported financial results for the fourth quarter and full fiscal year ended January 31, 2017.

Fourth Quarter Fiscal 2017

•	New model subscriptions increased 227,000 from the third quarter of fiscal 2017 to 1.09 million.

•	Total subscriptions increased by 154,000 from the third quarter of fiscal 2017 to 3.11 million at the end of the fourth quarter.

•	New model annualized recurring revenue (ARR) was $529 million and increased 107 percent compared to the fourth quarter last year as reported and 109 percent on a constant currency basis.

•	Total ARR was $1.60 billion, an increase of 16 percent compared to the fourth quarter last year as reported and 19 percent on a constant currency basis.

•	Deferred revenue increased 18 percent to $1.79 billion, compared to $1.52 billion in the fourth quarter last year.

•
Revenue was $479 million, a decrease of 26 percent compared to the fourth quarter last year as reported and 25 percent on a constant currency basis. During Autodesk's business model transition, revenue is negatively impacted as more revenue is recognized ratably rather than up front and as new offerings generally have a lower initial purchase price.

•
Total GAAP spend (cost of revenue plus operating expenses) was $646 million, a decrease of 2 percent compared to the fourth quarter last year. GAAP spend includes a charge of $9 million for a previously announced restructuring and other facility exit costs.

•	Total non-GAAP spend was $560 million, a decrease of 4 percent compared to the fourth quarter last year. A reconciliation of GAAP to non-GAAP results is provided in the accompanying tables.

•	GAAP diluted net loss per share was $(0.77). GAAP diluted net loss per share was $(0.17) in the fourth quarter last year.

•	Non-GAAP diluted net loss per share was $(0.28), compared to $0.21 in the fourth quarter last year.

“Autodesk’s market-leading products are revolutionizing how customers design, engineer and make anything,” said Amar Hanspal, Autodesk co-CEO and chief product officer.  “We finished the fiscal year on a high note with triple-digit year-over-year growth in new model subscriptions and new model ARR, which demonstrates our customers’ readiness to adopt our new offerings.  We're particularly pleased with the success of cloud subscriptions where our best-in-class BIM 360 and Fusion offerings drove more than a 150 percent increase year-over-year and represent Autodesk's increasing footprint in construction and manufacturing."

"We made exceptional progress on our business model transition in fiscal 2017 as we successfully navigated the move to subscription-only sales," said Andrew Anagnost, Autodesk co-CEO and chief marketing officer. "We're well positioned for the next phase of the transition where we'll offer our maintenance customers an easy and cost effective path to move to product subscription."

"Record new model subscription additions and continued cost control contributed to our strong fourth quarter results," said Scott Herren, Autodesk chief financial officer. "We have invested in critical areas to fuel the transition and the long-term health of our business, while simultaneously reducing non-GAAP spend by three percent for the fiscal year. We're starting fiscal 2018 from a position of strength, which gives us added confidence in our ability to achieve our long-term targets and drive long-term value creation for Autodesk shareholders."

Fourth Quarter Operational Overview

New model subscriptions (product, enterprise flexible license, and cloud subscription) were 1.09 million, a net increase of 227,000 from the third quarter of fiscal 2017. The increase in new model subscriptions was led by product subscriptions. Maintenance subscriptions were 2.02 million, a net decrease of 73,000 from the third quarter of fiscal 2017. Total subscriptions were 3.11 million, a net increase of 154,000 from the third quarter of fiscal 2017.

New model ARR was $529 million and increased 107 percent compared to the fourth quarter last year as reported and 109 percent on a constant currency basis. Maintenance ARR was $1.07 billion and decreased 4 percent compared to the fourth quarter last year as reported and 2 percent on a constant currency basis. Total ARR for the fourth quarter increased 16 percent to $1.60 billion compared to the fourth quarter last year as reported and 19 percent on a constant currency basis. Similar to last quarter, fourth quarter total ARR growth was impacted by the allocation of existing marketing development funds (MDF).  MDF is recorded as contra revenue and historically was predominantly allocated against license revenue.  With the end of sale of perpetual licenses, MDF is now allocated against recurring revenue, negatively impacting new model ARR growth by 6 percentage points, maintenance ARR growth by 2 percentage points, and total ARR growth by 3 percentage points.

Total recurring revenue in the fourth quarter was 84 percent of total revenue compared to 53 percent in the fourth quarter last year.

As a reminder, during the business model transition, revenue is negatively impacted as more revenue is recognized ratably rather than up front and as new product offerings generally have a lower initial purchase price. As part of the business model transition, Autodesk discontinued new perpetual license sales for most individual products at the end of the fourth quarter of fiscal 2016 and for suites at the end of the second quarter of fiscal 2017.

Revenue in the Americas was $211 million, a decrease of 18 percent compared to the fourth quarter last year. EMEA revenue was $186 million, a decrease of 22 percent compared to the fourth quarter last year as reported and 18 percent on a constant currency basis. Revenue in APAC was $82 million, a decrease of 46 percent compared to the fourth quarter last year as reported and 47 percent on a constant currency basis.

Financial Highlights for Fiscal 2017*

•	Net subscription additions of 530,000. Total subscriptions increased 21 percent to 3.11 million.

•	New model subscriptions increased 155 percent to 1.09 million.

•	New model ARR increased 107 percent as reported and 109 percent on a constant currency basis.

•	Total ARR increased 16 percent as reported and 19 percent on a constant currency basis.

•	Total GAAP spend increased 1 percent. Total non-GAAP spend decreased 3 percent.

•	Total deferred revenue increased 18 percent to $1.79 billion.

*All numbers are compared to fiscal 2016.

Business Outlook

The following are forward-looking statements based on current expectations and assumptions, and involve risks and uncertainties some of which are set forth below under "Safe Harbor Statement." Autodesk's business outlook for the first quarter and full year fiscal 2018 assumes, among other things, a continuation of the current economic environment and foreign exchange currency rate environment. A reconciliation between the GAAP and non-GAAP estimates is provided below or in the tables following this press release.

First Quarter Fiscal 2018

Q1 FY18 Guidance Metrics	Q1 FY18 (ending April 30, 2017)
Revenue (in millions)	$460 - $480
EPS GAAP	($0.82) - ($0.72)
EPS Non-GAAP (1)	($0.27) - ($0.21)
_______________
(1) Non-GAAP earnings per diluted share exclude $0.28 related to stock-based compensation expense, between $0.18 and $0.14 related to GAAP-only tax charges, $0.05 related to CEO transition costs and $0.04 for the amortization of acquisition related intangibles..

Full Year Fiscal 2018

FY18 Guidance Metrics	FY18 (ending January 31, 2018)
Revenue (in millions) (1)	$2,000 - $2,050
GAAP Spend (cost of revenue plus operating expenses)	Approx. (2%)
Non-GAAP Spend (cost of revenue plus operating expenses) (2)	Approx. flat
EPS GAAP	($2.65) - ($2.40)
EPS Non-GAAP (3)	($0.73) - ($0.56)
Net Subscription Additions	600,000 - 650,000
Total ARR	24% - 26%
_______________
(1) Excluding the impact of foreign currency rates and hedge gains/losses revenue guidance would be $2.010 - $2.060 billion.
(2) Non-GAAP spend excludes $257 million related to stock-based compensation expense, $37 million for the amortization of acquisition-related intangibles, and $13 million related to CEO transition costs.
(3) Non-GAAP earnings per diluted share excludes $1.18 related to stock-based compensation expense, between $0.51 and $0.43 of GAAP-only tax charges, $0.17 for the amortization of acquisition-related intangibles, and $0.06 related to CEO transition costs.

The first quarter and full year fiscal 2018 outlook assume a projected annual effective tax rate of (11) percent and 26 percent for GAAP and non-GAAP results, respectively. Assumptions for the annual effective tax rate are regularly evaluated and may change based on the projected geographic mix of earnings. At this stage of the business model transition, small shifts in geographic profitability significantly impact the effective tax rate.

Earnings Conference Call and Webcast

Autodesk will host its fourth quarter conference call today at 5:00 p.m. ET. The live broadcast can be accessed at http://www.autodesk.com/investor. Supplemental financial information and prepared remarks for the conference call will be posted to the investor relations section of Autodesk's website simultaneously with this press release.

A replay of the broadcast will be available at 7:00 pm ET at http://www.autodesk.com/investor. This replay will be maintained on Autodesk's website for at least 12 months.

Glossary of Terms

Annualized Recurring Revenue (ARR): Represents the annualized value of our average monthly recurring revenue for the preceding three months. "Maintenance ARR" captures ARR relating to traditional maintenance attached to perpetual licenses. "New Model ARR" captures ARR relating to new model subscription offerings. Recurring revenue acquired with the acquisition of a business may cause variability in the comparison of this calculation.

ARR is currently one of our key performance metrics to assess the health and trajectory of our business. ARR should be viewed independently of revenue and deferred revenue as ARR is a performance metric and is not intended to be combined with any of these items.

Cloud Service Offerings: Represents individual term-based offerings deployed through web browser technologies or in a hybrid software and cloud configuration. Cloud service offerings that are bundled with other product offerings are not captured as a separate cloud service offering.

Constant Currency (CC) Growth Rates: We calculate constant currency growth rates by (i) applying the applicable prior period exchange rates to current period results and (ii) excluding any gains or losses from foreign currency hedge contracts that are reported in the current and comparative periods.

Flexible Enterprise Business Agreements (EBA): Represents programs providing enterprise customers with token-based access or a fixed maximum number of seats to a broad pool of Autodesk products over a defined contract term.

License and Other Revenue: License and other revenue consists of two components: (1) all forms of product license revenue and (2) other revenue. Product license revenue includes software license revenue from the sale of perpetual licenses, term-based licenses from our product subscriptions and flexible enterprise business agreements, and product revenue for Creative Finishing. Other revenue includes revenue from consulting, training, Autodesk Developers Network and Creative Finishing customer support, and is recognized over time, as the services are performed.

Maintenance Plan: Our maintenance plan provides our customers with a cost effective and predictable budgetary option to obtain the productivity benefits of our new releases and enhancements when and if released during the term of their contracts. Under our maintenance plan, customers are eligible to receive unspecified upgrades when and if available, and online support. We recognize maintenance plan revenue over the term of the agreements, generally between one and three years.

New Model Subscription Offerings (New Model): Comprises our term-based product subscriptions (formerly titled Desktop subscription), cloud service offerings, and flexible enterprise business agreements.

Recurring Revenue: Represents the revenue for the period from our maintenance plans and revenue from our new model subscription offerings, including portions of revenue allocated to license and other revenue for those offerings. It excludes subscription revenue related to education offerings, consumer product offerings, select Creative Finishing product offerings, Autodesk Buzzsaw, Autodesk Constructware, and third party products. Recurring revenue acquired with the acquisition of a business is reported when total subscriptions are captured in our systems and may cause variability in the comparison of this calculation.

Subscription Revenue: Autodesk subscription revenue consists of three components:  (1) maintenance plan revenue from our perpetual software products; (2) maintenance revenue from our term-based product subscriptions and flexible enterprise business agreements; and (3) revenue from our cloud service offerings.

Total Subscriptions: Consists of subscriptions from our maintenance plans and new model subscription offerings that are active and paid as of the quarter end date. For certain cloud service offerings and flexible enterprise business agreements, subscriptions represent the monthly average activity reported within the last three months of the quarter end date. Total subscriptions do not include education offerings, consumer product offerings, select Creative Finishing product offerings, Autodesk Buzzsaw, Autodesk Constructware, and third party products. Subscriptions acquired with the acquisition of a business are captured once the data conforms to our subscription count methodology and when added, may cause variability in the comparison of this calculation.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties, including statements in the paragraphs under “Business Outlook” above, other statements about our short-term and long-term goals, statements regarding the impacts and results of our business model transition, expectations for subscriptions, ARR and our customer transitions from maintenance to product subscriptions, acceptance by our customers and partners of subscriptions, and other statements regarding our strategies, market and product positions, performance and results. There are a significant number of factors that could cause actual results to differ materially from statements made in this press release, including: failure to achieve our revenue and profitability objectives; failure to successfully manage transitions to new business models and markets and to attract customers to our cloud-based offerings; expenses related to the transition of our business model; difficulty in predicting revenue from new businesses and the potential impact on our financial results from changes in our business models; general market, political, economic and business conditions; any imposition of new tariffs or trade barriers; the impact of non-cash charges on our financial results; fluctuation in foreign currency exchange rates; the success of our foreign currency hedging program; failure to control our expenses; our performance in particular geographies, including emerging economies; the ability of governments around the world to meet their financial and debt obligations, and finance infrastructure projects; weak or negative growth in the industries we serve; slowing momentum in subscription billings or revenues; difficulties encountered in integrating new or acquired businesses and technologies; the inability to identify and realize the anticipated benefits of acquisitions; the financial and business condition of our reseller and distribution channels; dependence on and the timing of large transactions; failure to achieve sufficient sell-through in our channels for new or existing products; pricing pressure; unexpected fluctuations in our tax rate; the timing and degree of expected investments in growth and efficiency opportunities; changes in the timing of product releases and retirements; and any unanticipated accounting charges.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk's Annual Report on Form 10-K for the fiscal year ended January 31, 2016 and Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2016, which are on file with the U.S. Securities and Exchange Commission. Autodesk disclaims any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

About Autodesk

Autodesk makes software for people who make things. If you’ve ever driven a high-performance car, admired a towering skyscraper, used a smartphone, or watched a great film, chances are you’ve experienced what millions of Autodesk customers are doing with our software. Autodesk gives you the power to make anything. For more information visit autodesk.com or follow @autodesk.

Autodesk, AutoCAD, AutoCAD LT, BIM 360 and Fusion 360 are registered trademarks of Autodesk, Inc., and/or its subsidiaries and/or affiliates in the USA and/or other countries. All other brand names, product names or trademarks belong to their respective holders. Autodesk reserves the right to alter product and service offerings, and specifications and pricing at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document.

© 2017 Autodesk, Inc. All rights reserved.

Autodesk, Inc.
Condensed Consolidated Statements of Operations
(In millions, except per share data)

	Three Months Ended January 31,		Fiscal Year Ended January 31,
	2017	2016	2017	2016
	(Unaudited)
Net revenue:
Subscription	$322.5	$319.5	$1,290.0	$1,277.2
License and other	156.3	328.8	741.0	1,226.9
Total net revenue	478.8	648.3	2,031.0	2,504.1
Cost of revenue:
Cost of subscription revenue	38.2	39.4	151.3	156.1
Cost of license and other revenue	44.7	55.5	190.6	214.6
Total cost of revenue	82.9	94.9	341.9	370.7
Gross profit	395.9	553.4	1,689.1	2,133.4
Operating expenses:
Marketing and sales	283.6	277.4	1,022.5	1,015.5
Research and development	187.0	204.5	766.1	790.0
General and administrative	74.1	73.2	287.8	293.4
Amortization of purchased intangibles	9.3	8.0	31.8	33.2
Restructuring charges and other facility exit costs, net	9.0	—	80.5	—
Total operating expenses	563.0	563.1	2,188.7	2,132.1
(Loss) income from operations	(167.1)	(9.7)	(499.6)	1.3
Interest and other expense, net	(1.1)	(10.8)	(24.2)	(21.6)
Loss before income taxes	(168.2)	(20.5)	(523.8)	(20.3)
Provision for income taxes	(2.3)	(16.7)	(55.4)	(310.2)
Net loss	$(170.5)	$(37.2)	$(579.2)	$(330.5)
Basic net loss per share	$(0.77)	$(0.17)	$(2.60)	$(1.46)
Diluted net loss per share	$(0.77)	$(0.17)	$(2.60)	$(1.46)
Weighted average shares used in computing basic net loss per share	221.1	224.7	222.7	226.0
Weighted average shares used in computing diluted net loss per share	221.1	224.7	222.7	226.0
_____________________
(1) As Autodesk elected to early adopt ASU 2016-09 in the second quarter of fiscal 2017, we are required to reflect any adjustments as of February 1, 2016, the beginning of the annual period that includes the interim period of adoption. As a result of recording forfeitures as they occur, our stock based compensation expense decreased by $5.3 million for the three months ended April 30, 2016. Incorporating these non-cash, GAAP only, revisions results in a GAAP net loss of $167.7 million, and a GAAP diluted net loss per share of $0.75 for the three months ended April 30, 2016, which is reflected in the results for the year ended ended January 31, 2017 above.

Autodesk, Inc.
Condensed Consolidated Balance Sheets
(In millions)

	January 31, 2017	January 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,213.1	$1,353.0
Marketable securities	686.8	897.9
Accounts receivable, net	452.3	653.6
Deferred income taxes, net	—	—
Prepaid expenses and other current assets	109.6	88.6
Total current assets	2,461.8	2,993.1
Marketable securities	306.2	532.3
Computer equipment, software, furniture and leasehold improvements, net	158.6	169.3
Developed technologies, net	45.7	70.8
Goodwill	1,561.1	1,535.0
Deferred income taxes, net	62.4	9.2
Other assets	202.0	205.6
Total assets	$4,797.8	$5,515.3
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$93.5	$119.9
Accrued compensation	238.2	243.3
Accrued income taxes	46.8	29.4
Deferred revenue	1,282.8	1,068.9
Short term notes payable, net	398.7	—
Other accrued liabilities	134.9	129.5
Total current liabilities	2,194.9	1,591.0
Deferred revenue	505.2	450.3
Long term income taxes payable	39.3	161.4
Long term deferred income taxes	91.5	67.7
Long term notes payable, net	1,092.0	1,487.7
Other liabilities	138.4	137.6
Stockholders’ equity:
Preferred stock	—	—
Common stock and additional paid-in capital	1,876.3	1,821.5
Accumulated other comprehensive loss	(178.5)	(121.1)
Accumulated deficit	(961.3)	(80.8)
Total stockholders’ equity	736.5	1,619.6
Total liabilities and stockholders' equity	$4,797.8	$5,515.3

Autodesk, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)

	Fiscal Year Ended January 31,
	2017	2016
	(Unaudited)
Operating activities:
Net loss	$(579.2)	$(330.5)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, amortization and accretion	139.2	145.8
Stock-based compensation expense	221.8	197.2
Deferred income taxes	(37.3)	235.9
Restructuring charges and other facility exit costs, net	80.5	—
Other operating activities	(7.7)	(25.0)
Changes in operating assets and liabilities, net of business combinations:
Accounts receivable	201.5	(195.5)
Prepaid expenses and other current assets	(14.7)	(2.8)
Accounts payable and accrued liabilities	2.7	24.9
Deferred revenue	267.0	360.5
Accrued income taxes	(104.1)	3.5
Net cash provided by operating activities	169.7	414.0
Investing activities:
Purchases of marketable securities	(1,867.9)	(2,250.1)
Sales of marketable securities	1,257.7	329.4
Maturities of marketable securities	1,057.2	1,376.6
Capital expenditures	(76.0)	(72.4)
Acquisitions, net of cash acquired	(85.2)	(148.5)
Other investing activities	(13.8)	(44.5)
Net cash provided by (used in) investing activities	272.0	(809.5)
Financing activities:
Proceeds from issuance of common stock, net of issuance costs	119.6	110.8
Taxes paid related to net share settlement of equity awards	(76.2)	(51.6)
Repurchase and retirement of common stock	(621.7)	(458.0)
Proceeds from debt, net of discount	—	748.3
Other financing activities	—	(6.3)
Net cash (used in) provided by financing activities	(578.3)	343.2
Effect of exchange rate changes on cash and cash equivalents	(3.3)	(5.3)
Net decrease in cash and cash equivalents	(139.9)	(57.6)
Cash and cash equivalents at beginning of fiscal year	1,353.0	1,410.6
Cash and cash equivalents at end of the period	$1,213.1	$1,353.0

Autodesk, Inc.
Reconciliation of GAAP financial measures to non-GAAP financial measures
(In millions, except per share data)

To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating margin, non-GAAP net income (loss), non-GAAP net income (loss) per share. These non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, restructuring charges and other facility exit costs, amortization of amortization of developed technology, amortization of purchased intangibles, gain and loss on strategic investments, and related income tax expenses. We believe these exclusions are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance. For example, non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results. In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

The following table shows Autodesk's non-GAAP results reconciled to GAAP results included in this release.

	Three Months Ended January 31,		Fiscal Year Ended January 31,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)

GAAP cost of subscription revenue	$38.2	$39.4	$151.3	$156.1
Stock-based compensation expense	(1.8)	(1.6)	(7.0)	(5.7)
Amortization of developed technology	(0.1)	(0.5)	(0.7)	(2.9)
Non-GAAP cost of subscription revenue	$36.3	$37.3	$143.6	$147.5

GAAP cost of license and other revenue	$44.7	$55.5	$190.6	$214.6
Stock-based compensation expense	(2.0)	(1.7)	(7.1)	(6.1)
Amortization of developed technology	(7.9)	(11.4)	(39.3)	(46.1)
Non-GAAP cost of license and other revenue	$34.8	$42.4	$144.2	$162.4

GAAP gross profit	$395.9	$553.4	$1,689.1	$2,133.4
Stock-based compensation expense	3.8	3.3	14.1	11.8
Amortization of developed technology	8.0	11.9	40.0	49.0
Non-GAAP gross profit	$407.7	$568.6	$1,743.2	$2,194.2

GAAP marketing and sales	$283.6	$277.4	$1,022.5	$1,015.5
Stock-based compensation expense	(25.1)	(24.0)	(94.1)	(85.2)
Non-GAAP marketing and sales	$258.5	$253.4	$928.4	$930.3

GAAP research and development	$187.0	$204.5	$766.1	$790.0

Stock-based compensation expense	(21.3)	(20.5)	(81.3)	(70.4)
Non-GAAP research and development	$165.7	$184.0	$684.8	$719.6

GAAP general and administrative	$74.1	$73.2	$287.8	$293.4
Stock-based compensation expense	(9.1)	(8.3)	(32.3)	(29.8)
Non-GAAP general and administrative	$65.0	$64.9	$255.5	$263.6

GAAP amortization of purchased intangibles	$9.3	$8.0	$31.8	$33.2
Amortization of purchased intangibles	(9.3)	(8.0)	(31.8)	(33.2)
Non-GAAP Amortization of purchased intangibles	$—	$—	$—	$—

GAAP restructuring charges and other facility exit costs, net	$9.0	$—	$80.5	$—
Restructuring charges and other facility exit costs, net	(9.0)	—	(80.5)	—
Non-GAAP restructuring charges and other facility exit costs, net	$—	$—	$—	$—

GAAP operating expenses	$563.0	$563.1	$2,188.7	$2,132.1
Stock-based compensation expense	(55.5)	(52.8)	(207.7)	(185.4)
Amortization of purchased intangibles	(9.3)	(8.0)	(31.8)	(33.2)
Restructuring charges and other facility exit costs, net	(9.0)	—	(80.5)	—
Non-GAAP operating expenses	$489.2	$502.3	$1,868.7	$1,913.5

GAAP Spend	$645.9	$658.0	$2,530.6	$2,502.8
Stock-based compensation expense	(59.3)	(56.1)	(221.8)	(197.2)
Amortization of developed technology	(8.0)	(11.9)	(40.0)	(49.0)
Amortization of purchased intangibles	(9.3)	(8.0)	(31.8)	(33.2)
Restructuring charges and other facility exit costs, net	(9.0)	—	(80.5)	—
Non-GAAP Spend	$560.3	$582.0	$2,156.5	$2,223.4

GAAP (loss) income from operations	$(167.1)	$(9.7)	$(499.6)	$1.3
Stock-based compensation expense	59.3	56.1	221.8	197.2
Amortization of developed technology	8.0	11.9	40.0	49.0
Amortization of purchased intangibles	9.3	8.0	31.8	33.2
Restructuring charges and other facility exit costs, net	9.0	—	80.5	—
Non-GAAP (loss) income from operations	$(81.5)	$66.3	$(125.5)	$280.7

GAAP interest and other expense, net	$(1.1)	$(10.8)	$(24.2)	$(21.6)
Loss (gain) on strategic investments	0.3	(0.4)	(0.3)	(3.7)
Non-GAAP interest and other expense, net	$(0.8)	$(11.2)	$(24.5)	$(25.3)

GAAP provision for income taxes	$(2.3)	$(16.7)	$(55.4)	$(310.2)
Discrete GAAP tax provision items	(6.7)	(1.6)	(2.7)	0.8
Establishment of valuation allowance on deferred tax assets	—	—	—	230.9
Income tax effect of non-GAAP adjustments	30.4	11.1	97.1	17.2
Non-GAAP provision for income tax	$21.4	$(7.2)	$39.0	$(61.3)

GAAP net loss	$(170.5)	$(37.2)	$(579.2)	$(330.5)
Stock-based compensation expense	59.3	56.1	221.8	197.2
Amortization of developed technology	8.0	11.9	40.0	49.0

Amortization of purchased intangibles	9.3	8.0	31.8	33.2
Restructuring charges and other facility exit costs, net	9.0	—	80.5	—
Loss (gain) on strategic investments	0.3	(0.4)	(0.3)	(3.7)
Discrete GAAP tax provision items	(6.7)	(1.6)	(2.7)	0.8
Establishment of valuation allowance on deferred tax assets	—	—	—	230.9
Income tax effect of non-GAAP adjustments	30.4	11.1	97.1	17.2
Non-GAAP net (loss) income	$(60.9)	$47.9	$(111.0)	$194.1

GAAP diluted net loss per share	$(0.77)	$(0.17)	$(2.60)	$(1.46)
Stock-based compensation expense	0.28	0.25	1.00	0.86
Amortization of developed technology	0.03	0.05	0.18	0.21
Amortization of purchased intangibles	0.04	0.04	0.14	0.15
Restructuring charges and other facility exit costs, net	0.04	—	0.35	—
Loss (gain) on strategic investments	—	—	—	(0.01)
Discrete GAAP tax provision items	(0.04)	(0.01)	(0.01)	—
Establishment of valuation allowance on deferred tax assets	—	—	—	1.01
Income tax effect of non-GAAP adjustments	0.14	0.05	0.44	0.08
Non-GAAP diluted net (loss) income per share	$(0.28)	$0.21	$(0.50)	$0.84

GAAP diluted weighted average shares used in per share calculation	221.1	224.7	222.7	226.0
Shares included in non-GAAP net income per share, but excluded from GAAP net loss per share as they would have been anti-dilutive	—	4.4	—	4.7
Non-GAAP diluted weighted average shares used in per share calculation	221.1	229.1	222.7	230.7